Columbia Financial, Inc. Announces Third Quarter Earnings

Fair Lawn, New Jersey (October 25, 2018): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK) reported net income of $10.8 million, or $0.10 per basic and diluted share, for the three months ended September 30, 2018, compared to net income of $1.5 million for the three months ended September 30, 2017. The September 30, 2018 quarterly earnings reflect increased tax expense of $2.2 million as a result of the changes in the New Jersey corporate business tax signed into law on July 1, 2018 (Assembly Bill 4202). The September 30, 2017 quarterly earnings reflected $3.3 million of cash contributions to the Columbia Bank Foundation.

For the nine months ended September 30, 2018, the Company reported net income of $7.9 million, or $0.07 per basic and diluted share, compared to net income of $21.1 million for the nine months ended September 30, 2017. The decrease in earnings for the nine month period is driven primarily by the one-time contribution of shares of the Company's common stock to the Columbia Bank Foundation during the quarter ended June 30, 2018 in connection with the completion of the minority stock offering. Excluding the charitable contribution and gains or losses on the sale of investment securities, core net income would have been $35.3 million for the nine months ended September 30, 2018, an increase of 34.6%, as compared to core net income of $26.2 million for the nine months ended September 30, 2017.

Mr. Thomas J. Kemly, President and Chief Executive Officer commented: "We experienced solid financial results during the quarter driven primarily by loan growth within the multifamily and commercial sectors and a slight improvement of our yield on investment securities. We do, however, continue to experience margin compression driven by the increasing cost of deposits and borrowings given the current interest rate and competitive environment".

Results of Operations for the Three Months Ended September 30, 2018 and September 30, 2017

Net income of $10.8 million was recorded for the three months ended September 30, 2018, compared to net income of $1.5 million for the three months ended September 30, 2017. The increase of $9.3 million was primarily attributable to a $4.6 million increase in net interest income coupled with a $4.2 million decrease in the provision for loan losses. Non-recurring expenses recorded during the three months ended September 30, 2017 included $3.3 million of cash contributions to the Columbia Bank Foundation, a $2.1 million loss on the sale of investment securities and a $959 thousand loss on the sale of loans.
On July 1, 2018, the State of New Jersey enacted tax law changes which impacted New Jersey's corporation business tax. Most notably is a new surtax of 2.5% which increases the New Jersey corporate business state tax rate from 9.0% to 11.5% which was applied retroactively to January 1, 2018. The Company has completed its analysis of the changes in the state tax laws and recorded the effect of the provisions in our financial results for the period ended September 30, 2018 as further discussed below.
The Company’s net interest income was $40.6 million for the three months ended September 30, 2018, an increase of $4.6 million, or 12.9% compared to $36.0 million for the three months ended September 30, 2017. The increase in net interest income was attributable to a $9.9 million increase in interest and dividend income which was partially offset by a $5.3 million increase in interest expense. The increase in interest and dividend income for the quarter ended September 30, 2018 was largely due to a $434.5 million increase in average loans and a $564.3 million increase in average investment securities.

The yield on total average earning assets increased five basis points for the quarter ended September 30, 2018. The yield on average loans increased 11 basis points to 4.01% from 3.90%, while the yield on investment securities increased 18 basis points to 2.75% from 2.57% for the quarter ended September 30, 2018 as compared to the quarter ended September 30, 2017.
The $3.5 million increase in interest expense on deposits was largely the result of a $153.1 million increase in the average balance of interest bearing deposits combined with a 36 basis point increase in the cost of deposits which was driven by higher market rates and a shift in the mix between core deposits and certificates of deposit.

The Company's net interest margin for the quarter ended September 30, 2018 decreased 14 basis points to 2.65% compared to 2.79% for the quarter ended September 30, 2017. The weighted average yield on interest-earning assets increased five basis points to 3.76% for the quarter ended September 30, 2018 compared to 3.71% for the quarter ended September 30, 2017. The cost of average total interest bearing liabilities increased 35 basis points to 1.47% for the quarter ended September 30, 2018 as compared to 1.12% for the quarter ended September 30, 2017.
The provision for loan losses was $1.5 million for the three months ended September 30, 2018, a decrease of approximately $4.2 million from $5.7 million for the three months ended September 30, 2017. The decrease is driven primarily by the decline in problem loans.
Non-interest income was $5.3 million for the three months ended September 30, 2018, an increase of $3.7 million from $1.6 million for the three months ended September 30, 2017. The increase is attributed to a $2.1 million loss on the sale of investment securities and a $959 thousand loss on mortgage loans sold to a third party during the quarter ended September 30, 2017 that did not reoccur during the quarter ended September 30, 2018. Proceeds from the sale of investment securities were reinvested into higher yielding investment securities.
Non-interest expense was $26.6 million for the three months ended September 30, 2018, a decrease of $3.6 million, or 12.0%, compared to $30.2 million for the three months ended September 30, 2017. The decrease was driven primarily by cash contributions totaling $3.3 million to the Columbia Bank Foundation during the quarter ended September 30, 2017 that did not reoccur during the quarter ended September 30, 2018.
Income tax expense was $7.0 million for the quarter ended September 30, 2018 compared to $0.2 million of income tax expense for the quarter ended September 30, 2017. The Company recorded an additional $2.2 million of tax expense for the three months ended September 30, 2018 related to the New Jersey corporate business surtax of 2.5% and revaluation of our gross deferred tax assets and liabilities.
Results of Operations for the Nine Months Ended September 30, 2018 and September 30, 2017

For the nine months ended September 30, 2018, net income decreased $13.2 million to $7.9 million, compared to net income of $21.1 million for the nine months ended September 30, 2017. The decrease was primarily attributable to the one-time $34.8 million contribution of shares of the Company's common stock to the Columbia Bank Foundation and related tax benefit associated with the contribution, partially offset by a $14.3 million increase in net interest income, a $2.1 million loss on the sale of investment securities and a $959 thousand loss on mortgage loans sold to a third party during the nine months ended September 30, 2017 that did not reoccur during the nine months ended September 30, 2018.

Net interest income was $120.7 million for the nine months ended September 30, 2018, an increase of $14.3 million, or 13.4% compared to $106.4 million for the nine months ended September 30, 2017. The increase in net interest income was attributable to a $24.4 million increase in interest and dividend income which was partially offset by a $10.1 million increase in interest expense. The increase in interest and dividend income for the nine months ended September 30, 2018 was primarily the result of a $341.2 million increase in average loans and a $467.8 million increase in average investment securities.

The yield on average loans increased eight basis points to 3.99% from 3.91% and the yield on investment securities increased 15 basis points to 2.73% from 2.58% for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017.
For the nine months ended September 30, 2018, interest expense on deposits was $27.7 million, an increase of $8.3 million or 43.1% compared to $19.4 million for the nine months ended September 30, 2017. The increase was primarily the result of a $403.5 million increase in the average balance of total interest bearing deposits coupled with a 22 basis point increase in the cost of deposits.

The Company's net interest margin for the nine months ended September 30, 2018 decreased 10 basis points to 2.73% compared to 2.83% for the nine months ended September 30, 2017. The weighted average yield on interest-earning assets increased one basis point to 3.73% for the nine months ended September 30, 2018 compared to 3.72% for the nine months ended September 30, 2017. The cost of average total interest bearing liabilities increased 16 basis points to 1.25% for the nine months ended September 30, 2018 compared to 1.09% for the nine months ended September 30, 2017.
For the nine months ended September 30, 2018, the provision for loan losses was $5.9 million, representing a decrease of $526 thousand as compared to $6.4 million for the nine months ended September 30, 2017. The current provision reflects a continued decline in our non-performing loans and a decrease in net charge-offs for the comparable periods.
Non-interest income was $15.3 million for the nine months ended September 30, 2018, an increase of $3.0 million, or 24.6% compared to $12.3 million for the nine months ended September 30, 2017. The increase was driven primarily by $2.1 million of losses recorded on the sale of investment securities and losses of $959 thousand on the sale of loans during the nine months ended September 30, 2017, which did not reoccur in the 2018 period. Proceeds from the sale of investment securities were reinvested into higher yielding investment securities.
For the nine months ended September 30, 2018, non-interest expense was $114.4 million, an increase of $34.4 million, or 43.0%, compared to $80.0 million for the nine months ended September 30, 2017. The increase was driven primarily by the $34.8 million contribution of shares of Company common stock to the Columbia Bank Foundation during the nine months ended September 30, 2018.
Income tax expense was $7.8 million for the nine months ended September 30, 2018, a decrease of $3.3 million, or 30.0%, compared to $11.1 million for the nine months ended September 30, 2017. The Company recorded an additional $2.2 million of tax expense in our financial results for the nine months ended September 30, 2018 related to the New Jersey corporate business surtax of 2.5% and revaluation of our gross deferred tax assets and liabilities.
Balance Sheet Summary

Total assets increased $801.4 million, or 13.9%, to $6.6 billion at September 30, 2018 from $5.8 billion at December 31, 2017. The increase in total assets was primarily attributed to increases in loans receivable, net, of $442.8 million and available-for-sale securities of $276.5 million. Loan growth was funded by $492.4 million of net proceeds from the minority stock offering and increased borrowings and deposits.

Securities available-for-sale increased $276.5 million to $987.1 million at September 30, 2018 from $710.6 million at December 31, 2017. Securities held-to-maturity increased $24.6 million to $264.2 million at September 30, 2018 from $239.6 million at December 31, 2017. The net increase was driven by the purchase of investment securities funded by a portion of the proceeds received in connection with the minority stock offering.
Loans receivable, net increased $442.8 million to $4.8 billion at September 30, 2018 from $4.4 billion at December 31, 2017. Multifamily and commercial, one-to-four family, construction loans and commercial business lending contributed $217.9 million, $207.0 million, $36.1 million and $26.3 million respectively to our loan growth. Home equity loans and advances declined $44.0 million between December 31, 2017 and September 30, 2018. The decrease in home equity loans and advances was driven by lower originations.
Bank-owned life insurance increased $32.6 million to $183.1 million at September 30, 2018 from $150.5 million at December 31, 2017. The increase is primarily the result of the purchase of $30 million of additional bank-owned life insurance during the quarter ended September 30, 2018.

Total liabilities increased $326.4 million, or 6.2%, to $5.6 billion at September 30, 2018 from $5.3 billion at December 31, 2017. The increase is primarily attributable to an increase in borrowings of $206.7 million and total deposits of $109.0 million to fund the increased loan demand. In August 2018, the Company redeemed, in full, $51.5 million of junior subordinated debt securities. The increase in total deposits is attributed to higher certificate of deposit balances.

Total stockholders’ equity increased $475.0 million or 100.6%, to $947.0 million at September 30, 2018 from $472.1 million at December 31, 2017. The net increase was primarily due to the completion of the minority stock offering and earnings for the period.

Asset Quality
The Company's total non-performing loans at September 30, 2018 totaled $3.9 million, or 0.08% of total loans as compared to $6.5 million or 0.15% of total loans at December 31, 2017, and $3.8 million or 0.08% of total loans at June 30, 2018. The Company held $251 thousand in foreclosed assets at September 30, 2018, as compared to $959 thousand at December 31, 2017 and $660 thousand at June 30, 2018. Non-performing assets as a percentage of total assets were 0.06% at September 30, 2018 as compared to 0.13% at December 31, 2017 and 0.07% at June 30, 2018.
The Company transferred classified residential and home equity loans totaling $2.4 million from the loans held-for-investment portfolio to the loans held-for-sale portfolio during the three months ended September 30, 2018. The Company recorded charge-offs on these transferred loans totaling $482 thousand during the three months ended September 30, 2018. The pending loan sale is expected to close during the fourth quarter of 2018.
The Company's allowance for loan losses was $63.4 million, or 1.30% of total loans at September 30, 2018, as compared to $58.2 million or 1.31% of total loans at December 31, 2017 and $62.5 million or 1.35% of total loans at June 30, 2018.
About Columbia Financial, Inc.

The unaudited consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas. We currently operate 49 full-service banking offices.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect borrowers’ ability to service and repay the Company’s loans; changes in the value of securities in the Company’s investment portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy or its deployment of the proceeds raised in its minority public offering; and changes in assumptions used in making such forward-looking statements. Additionally, other risks and uncertainties may be described in the Company's Annual Reports on Form 10-K in the future, Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Columbia Financial, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2018	2017
	(In thousands)
Assets
Cash and cash equivalents	$54,706	$65,334
Short-term investments	128	164
Total cash and cash equivalents	54,834	65,498

Securities available-for-sale, at fair value	987,076	710,570
Securities held-to-maturity, at amortized cost (fair value of $251,417 and $236,125 at September 30, 2018 and December 31, 2017, respectively)	264,184	239,618
Federal Home Loan Bank stock	56,532	44,664
Loans held-for-sale, at fair value	1,860	—
Loans receivable, net	4,843,297	4,400,470
Accrued interest receivable	18,594	15,915
Real estate owned	251	959
Office properties and equipment, net	48,671	42,620
Bank-owned life insurance	183,145	150,521
Goodwill and intangible assets	5,940	5,997
Other assets	103,469	89,668
Total assets	$6,567,853	$5,766,500

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$4,372,345	$4,263,315
Borrowings	1,135,730	929,057
Advance payments by borrowers for taxes and insurance	32,732	25,563
Accrued expenses and other liabilities	80,000	76,495
Total liabilities	5,620,807	5,294,430

Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; issued none	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 115,889,175 shares issued and outstanding at September 30, 2018 and $0 at December 31, 2017	1,159	—
Additional paid-in capital	526,716	—
Retained earnings	545,349	537,480
Accumulated other comprehensive loss	(81,770)	(65,410)
Unallocated common stock held by the Employee Stock Ownership Plan	(44,408)	—
Total stockholders' equity	947,046	472,070
Total liabilities and stockholders' equity	$6,567,853	$5,766,500

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Interest and dividend income:
Loans receivable	$48,585	$42,891	$138,291	$125,474
Securities available-for-sale	6,651	4,164	17,987	12,856
Securities held-to-maturity	1,798	68	5,253	68
Federal funds and interest earning deposits	44	185	1,116	274
Federal Home Loan Bank stock dividends	617	512	1,861	1,426
Total interest and dividend income	57,695	47,820	164,508	140,098
Interest expense:
Deposits	10,420	6,911	27,713	19,366
Borrowings	6,692	4,949	16,134	14,357
Total interest expense	17,112	11,860	43,847	33,723

Net interest income	40,583	35,960	120,661	106,375

Provision for loan losses	1,500	5,676	5,900	6,426

Net interest income after provision for loan losses	39,083	30,284	114,761	99,949

Non-interest income:
Demand deposit account fees	1,000	982	2,920	2,818
Bank-owned life insurance	1,309	1,091	3,865	3,849
Title insurance fees	1,189	910	3,218	2,826
Loan fees and service charges	616	519	1,537	1,577
(Loss) Gain on securities transactions, net	—	(2,099)	116	(2,099)
(Loss) Gain on sale of loans receivable, net	—	(959)	15	(789)
(Loss) Gain on sale of real estate owned	(32)	(3)	(45)	245
Other non-interest income	1,208	1,189	3,654	3,839
Total non-interest income	5,290	1,630	15,280	12,266

Non-interest expense:
Compensation and employee benefits expense	16,654	16,700	49,928	47,983
Occupancy expense	3,529	3,380	10,763	10,276
Federal insurance premiums expense	503	415	1,404	1,240
Advertising expense	1,003	1,564	3,142	3,367
Professional fees expense	341	577	954	1,135
Data processing expense	630	570	1,944	1,714
Charitable contribution to foundation	—	3,251	34,767	3,510
Other non-interest expense	3,930	3,749	11,470	10,770
Total non-interest expense	26,590	30,206	114,372	79,995

Income before income tax expense	17,783	1,708	15,669	32,220

Income tax expense	6,956	194	7,800	11,140

Net income	$10,827	$1,514	$7,869	$21,080

Basic and diluted earnings per share	$0.10	N/A	$0.07	N/A
Weighted average shares outstanding	111,391,704	N/A	111,372,033	N/A

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields (Unaudited)

	For the Three Months Ended
	September 30, 2018			September 30, 2017
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(In thousands)			(In thousands)
Interest-earnings assets:
Loans	$4,802,693	$48,585	4.01%	$4,368,174	$42,891	3.90%
Investment securities	1,218,793	8,449	2.75%	654,466	4,232	2.57%
Other interest-earning assets	58,906	661	4.45%	94,326	697	2.93%
Total interest-earning assets	6,080,392	57,695	3.76%	5,116,966	47,820	3.71%
Non-interest-earning assets	321,980			265,069
Total assets	$6,402,372			$5,382,035

Interest-bearing liabilities:
Interest bearing transaction accounts	$1,236,046	$2,919	0.94%	$1,281,080	$2,080	0.64%
Money market deposit accounts	257,466	367	0.57%	271,421	193	0.28%
Savings deposit accounts	527,706	213	0.16%	550,567	213	0.15%
Certificates of deposit	1,552,677	6,921	1.77%	1,317,739	4,425	1.33%
Total interest-bearing deposits	3,573,895	10,420	1.16%	3,420,807	6,911	0.80%
FHLB advances	1,029,858	5,595	2.16%	671,347	3,508	2.07%
Junior subordinated debt	24,977	1,094	17.38%	50,634	1,044	8.18%
Other borrowings	543	3	2.19%	40,000	397	3.94%
Total borrowings	1,055,378	6,692	2.52%	761,981	4,949	2.58%
Total interest-bearing liabilities	4,629,273	$17,112	1.47%	4,182,788	$11,860	1.12%

Non-interest bearing liabilities
Non-interest bearing deposits	710,774			635,143
Other non-interest bearing liabilities	114,097			99,771
Total liabilities	5,454,144			4,917,702
Total equity	948,228			464,333
Total liabilities and equity	$6,402,372			$5,382,035

Net interest income		$40,583			$35,960
Interest rate spread			2.29%			2.59%
Net interest-earning assets	$1,451,119			$934,178
Net interest margin			2.65%			2.79%
Ratio of interest-earning assets to interest-bearing liabilities	131.35%			122.33%

	For the Nine Months Ended
	September 30, 2018			September 30, 2017
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(In thousands)			(In thousands)
Interest-earnings assets:
Loans	$4,636,463	$138,291	3.99%	$4,295,256	$125,474	3.91%
Investment securities	1,137,333	23,240	2.73%	669,567	12,924	2.58%
Other interest-earning assets	127,191	2,977	3.13%	67,869	1,700	3.35%
Total interest-earning assets	5,900,987	$164,508	3.73%	5,032,692	$140,098	3.72%
Non-interest-earning assets	319,169			257,707
Total assets	$6,220,156			$5,290,399

Interest-bearing liabilities:
Interest bearing transaction accounts	$1,348,217	$8,298	0.82%	$1,290,069	$5,735	0.59%
Money market deposit accounts	308,962	1,088	0.47%	272,430	574	0.28%
Savings deposit accounts	668,580	792	0.16%	546,438	630	0.15%
Certificates of deposit	1,465,043	17,535	1.60%	1,278,414	12,427	1.30%
Total interest-bearing deposits	3,790,802	27,713	0.98%	3,387,351	19,366	0.76%
FHLB advances	841,257	12,660	2.01%	652,946	10,047	2.06%
Junior subordinated debt	42,011	3,468	11.04%	50,621	3,133	8.27%
Other borrowings	297	6	2.70%	40,000	1,177	3.93%
Total borrowings	883,565	16,134	2.44%	743,567	14,357	2.58%
Total interest-bearing liabilities	4,674,367	$43,847	1.25%	4,130,918	$33,723	1.09%

Non-interest bearing liabilities
Non-interest bearing deposits	696,352			612,802
Other non-interest bearing liabilities	112,499			94,134
Total liabilities	5,483,218			4,837,854
Total equity	736,938			452,545
Total liabilities and equity	$6,220,156			$5,290,399

Net interest income		$120,661			$106,375
Interest rate spread			2.48%			2.63%
Net interest-earning assets	$1,226,620			$901,774
Net interest margin			2.73%			2.83%
Ratio of interest-earning assets to interest-bearing liabilities	126.24%			121.83%

The following table summarizes the quarterly net interest margin for the previous five quarters.

	Average Yields/Costs by Quarter
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Yield on interest earning assets:
Loans	4.01%	3.98	3.96	3.91	3.90%
Investment securities	2.75%	2.70	2.74	2.64	2.57%
Other interest-earning assets	4.45%	2.99	2.77	3.99	2.93%
Total interest-earning assets	3.76%	3.70	3.71	3.71	3.71%

Cost of interest bearing liabilities:
Total interest-bearing deposits	1.16%	0.94	0.85	0.85	0.80%
Total borrowings	2.52%	2.59	2.22	2.50	2.58%
Total interest-earning liabilities	1.47%	1.20	1.09	1.13	1.12%

Interest rate spread	2.29%	2.50	2.62	2.58	2.59%
Net interest margin	2.65%	2.76	2.80	2.79	2.79%

Ratio of interest-earning assets to interest bearing liabilities	131.35%	127.44	119.93	122.50	122.33%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights (Unaudited)

SELECTED FINANCIAL RATIOS:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017

Return on average assets	0.67%	0.11%	0.17%	0.53%
Core return on average assets	0.67%	0.48%	0.76%	0.66%
Return on average equity	4.53%	1.29%	1.43%	6.23%
Core return on average equity	4.53%	5.52%	6.17%	7.70%
Interest rate spread	2.29%	2.59%	2.48%	2.63%
Net interest margin	2.65%	2.79%	2.73%	2.83%
Non-interest expense to average assets	1.65%	2.23%	2.46%	2.02%
Efficiency ratio	57.96%	80.36%	84.13%	67.43%
Core efficiency ratio	57.96%	67.92%	58.61%	63.35%
Average interest-earning assets to average interest-bearing liabilities	131.35%	122.33%	126.24%	121.83%

CAPITAL RATIOS:
	September 30,	December 31,
	2018	2017
Columbia Financial, Inc.:
Total capital (to risk-weighted assets)	23.40%	15.01%
Tier 1 capital (to risk-weighted assets)	22.15%	13.76%
Common equity Tier 1 capital (to risk-weighted assets)	22.15%	12.55%
Tier 1 capital (to adjusted total assets)	16.00%	10.54%

Columbia Bank:
Total capital (to risk-weighted assets)	18.96%	14.90%
Tier 1 capital (to risk-weighted assets)	17.71%	13.64%
Common equity Tier 1 capital (to risk-weighted assets)	17.71%	13.64%
Tier 1 capital (to adjusted total assets)	12.74%	10.44%

ASSET QUALITY:
($ in thousands)	September 30,	December 31,
	2018	2017

Non-accrual loans	$3,927	$6,525
90+ and still accruing	—	—
Non-performing loans	3,927	6,525
Foreclosed assets	251	959
Total non-performing assets	$4,178	$7,484

Non-performing loans to total loans	0.08%	0.15%
Non-performing assets to total assets	0.06%	0.13%
Allowance for loan losses	$63,406	$58,178
Allowance for loan losses to total non-performing loans	1,614.62%	891.62%
Allowance for loan losses to gross loans	1.30%	1.31%

LOAN DATA:
($ in thousands)	September 30,	December 31,
	2018	2017
Real estate loans:
One to four family	$1,823,266	$1,616,259
Multifamily and commercial	2,089,130	1,871,210
Construction	269,729	233,652
Commercial business loans	304,221	277,970
Consumer loans:
Home equity loans and advances	404,028	448,020
Other consumer loans	1,028	998
Total loans	4,891,402	4,448,109
Net deferred loan costs	15,301	10,539
Allowance for loan losses	(63,406)	(58,178)
Loans receivable, net	$4,843,297	$4,400,470

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
($ in thousands)	At September 30,	At December 31,
	2018	2017

Total stockholders' equity	$947,046	$472,070
Less: goodwill	5,716	5,716
Total tangible stockholders' equity	$941,330	$466,354

Shares outstanding	115,889,175	—

Book value per share	$8.17	N/A
Tangible book value per share	$8.12	N/A

Reconciliation to Core Net Income
($ in thousands)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Net income	$10,827	$1,514	$7,869	$21,080
Add: contribution to foundation, net of tax	—	2,113	27,466	2,281
Add: losses (gains) on sale of investment securities, net of tax	—	2,834	(84)	2,834
Core net income	$10,827	$6,461	$35,251	$26,195

Return on Average Assets
($ in thousands)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Net income	$10,827	$1,514	$7,869	$21,080
Average assets	6,402,372	5,382,035	6,220,156	5,290,399

Return on average assets	0.67%	0.11%	0.17%	0.53%

Add: contribution to foundation, net of tax	—	2,113	27,466	2,281
Add: losses (gains) on sale of investment securities, net of tax	—	2,834	(84)	2,834
Core net income	$10,827	$6,461	$35,251	$26,195

Core return on average assets	0.67%	0.48%	0.76%	0.66%

Return on Average Equity
($ in thousands)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Total average stockholders' equity	$948,228	$464,333	$736,938	$452,545

Net income	10,827	1,514	7,869	21,080

Return on average equity	4.53%	1.29%	1.43%	6.23%

Add: contribution to foundation, net of tax	—	2,113	27,466	2,281
Add: losses (gains) on sale of investment securities, net of tax	—	2,834	(84)	2,834
Core average stockholders' equity	948,228	466,446	764,404	454,826
Core net income	$10,827	$6,461	$35,251	$26,195

Core return on average equity	4.53%	5.52%	6.17%	7.70%

Efficiency Ratios
($ in thousands)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Net interest income	$40,583	$35,960	$120,661	$106,375
Non-interest income	5,290	1,630	15,280	12,266
Total income	$45,873	$37,590	$135,941	$118,641

Non-interest expense	$26,590	$30,206	$114,372	$79,995

Efficiency ratio	57.96%	80.36%	84.13%	67.43%

Add: losses (gains) on sale of investment securities	—	2,099	(116)	2,099
Core non-interest income	5,290	3,729	15,164	14,365

Less: contribution to charitable foundation	—	3,251	34,767	3,510
Core non-interest expense	$26,590	$26,955	$79,605	$76,485

Core efficiency ratio	57.96%	67.92%	58.61%	63.35%